Filed pursuant to Rule 424(b)(3)
Registration No. 333-261399
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 16, 2022)

Rockley Photonics Holdings Limited
Up to 7,785,560 Ordinary Shares

This prospectus supplement supplements the prospectus dated March 16, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261399). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time of up to 7,785,560 ordinary shares, nominal value $0.000004026575398 per share, of Rockley Photonics Holdings Limited, a Cayman Islands exempted company, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling shareholder.
The ordinary shares being offered by the selling shareholder may be issued pursuant to the purchase agreement dated November 15, 2021 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” in the Prospectus for a description of that agreement and “Selling Shareholder” in the Prospectus for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
We are not selling any securities under the Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling shareholder.
The selling shareholder may sell the ordinary shares described in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” in the Prospectus for more information about how the selling shareholder may sell the ordinary shares being registered pursuant to the Prospectus or this prospectus supplement. The selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “RKLY.” On April 20, 2022, the closing price of our Ordinary Shares was $3.56 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 26, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2022
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	98-1644526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)

+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) In connection with our activities to monetize ultra-high-speed fiber optic communication solutions (as previously discussed in the Company’s December 22, 2021 press release and Current Report on Form 8-K dated January 19, 2022), our Chief Operating Officer, Amit Nagra’s employment was terminated on April 15, 2022. Mr. Nagra will receive severance in accordance with the terms of his employment agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockley Photonics Holdings Limited

Date:	April 20, 2022	By:	/s/ Tom Adams
		Name:	Tom Adams
		Title:	General Counsel